EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated June 18, 2009, relating to the financial statements and financial highlights of Eaton Vance Limited Duration Income Fund and Eaton Vance Credit Opportunities Fund appearing in the Annual Reports on Form N-CSR for the year ended April 30, 2009, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and “Experts” and “1. Representations and Warranties of EVV” in the Proxy Statement/Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts August 27, 2009